Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Umpqua Holdings Corporation (“Umpqua”) and J. Gregory Seibly (“Officer”), as of September 11, 2013 and shall become effective upon the closing date (the “Effective Date”) of the merger (the “Merger”) contemplated by the agreement and plan of merger by and between Sterling Financial Corporation (“Sterling”) and Umpqua, dated as of September 11, 2013 (the “Merger Agreement”).  In the event that the Merger does not close, this Agreement shall be null and void ab initio.

WHEREAS, Officer is currently employed by Sterling as its President and Chief Executive Officer and is a participant in the Sterling Change in Control Severance Plan pursuant to a participation agreement with Sterling dated as of March 12, 2012 (the “Sterling Change in Control Plan”); and

WHEREAS, the Board of Directors of Umpqua (the “Board”) has determined that it is in the best interests of Umpqua and its shareholders to assure that Umpqua will have the continued dedication of Officer following the Merger and, in order to accomplish this objective, the Board and the Board of Directors of Umpqua Bank, a wholly owned subsidiary of Umpqua (“Umpqua Bank”), has caused Umpqua to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.                        PURPOSE AND DURATION OF AGREEMENT.  The purpose of this Agreement is to set forth the terms of Officer’s employment with Umpqua and to provide Officer with certain benefits in circumstances where Officer’s employment is terminated.  Except as set forth in Section 19.3, this Agreement shall expire on the second anniversary of the Effective Date.  No less than 30 days prior to the expiration of this Agreement, subject to Officer’s continued employment with Umpqua or its affiliates, Officer shall be offered an opportunity to enter into an employment agreement with Umpqua on terms (including, without limitation, with respect to annual bonus opportunity and change in control protection and at an annual base salary no less than the Base Salary) no less favorable than the employment agreements Umpqua offers to, or has in place for, its similarly situated executives.

2.                        EMPLOYMENT.  Upon the Effective Date, Umpqua Bank shall employ the Officer and the Officer hereby accepts that employment on the terms and conditions contained in this Agreement.

3.                        NO TERM OF EMPLOYMENT.  Notwithstanding the term of this Agreement, Umpqua or Officer may terminate Officer’s employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement.

4.                        DUTIES; POSITION.

4.1                     Position.  Officer shall be employed as Senior Executive Vice President of Umpqua and Co-President of Umpqua Bank and will perform such duties as may be designated by Umpqua’s President and Chief Executive Officer, to whom Officer will directly report (the “Supervisor”).

4.2                     Obligations of Officer.

(a)                   Officer agrees that to the best of Officer’s ability and experience, Officer will at all times loyally and conscientiously perform all of the duties and obligations required of Officer pursuant to the express and implicit terms of this Agreement and as directed by the Supervisor or the Board.

(b)                   Officer shall devote Officer’s entire working time, attention and efforts to Umpqua’s business and affairs, shall faithfully and diligently serve Umpqua’s interests and shall not engage in any business or employment activity that is not on Umpqua’s behalf (whether or not pursued for gain or profit) except for (i) activities approved in writing in advance by Umpqua, (ii) passive investments that do not involve Officer providing any advice or services to the businesses in which the investments are made and (iii) service (without compensation) on not-for-profit boards.

5.                        COMPENSATION.

5.1                     Base Compensation; Annual Bonus; Benefit Plans.  For services performed under this Agreement, Officer shall be entitled to $47,083.33 per month ($565,000 on annualized basis), which Umpqua may increase in its sole discretion (as in effect from time to time, the “Base Salary”).  Commencing with the fiscal year of Umpqua in which the Effective Date occurs, Officer shall be entitled to participate in the annual Executive Incentive Compensation Plan, under the terms thereof, as revised from time to time.  Officer’s target annual bonus opportunity under the annual Executive Incentive Compensation Plan shall be no less than 85% of Officer’s annual Base Salary, provided that with respect to the fiscal year of Umpqua in which the Effective Date occurs, Officer’s annual bonus shall be pro-rated for the period between the Effective Date and the last day of such fiscal year.  Officer shall also be provided with perquisites as provided to Umpqua’s similarly situated officers and shall be entitled to participate, under the terms of the respective plans and subject to periodic plan changes, in the group health insurance, long-term disability and life insurance, equity-based plans, 401(k) plan, supplemental retirement plans and such other compensation or benefits as provided to Umpqua’s similarly situated officers.  Officer is entitled to four weeks’ vacation per year and monthly parking, and if Officer’s principal employment location is changed (other than in an insubstantial manner) from that in effect immediately prior to the Effective Date, Officer shall be eligible to receive, on an after-tax basis, relocation benefits reimbursing Officer for the expenses associated with the relocation of his family and moving of his household goods and furnishings to Officer’s new employment location, which benefits shall otherwise be no less favorable than those offered to similarly situated executives of Umpqua.

5.2                     Initial Payment.  In full settlement of Umpqua, Sterling and their respective affiliates’ obligations under the Sterling Change in Control Plan, within ten (10) business days after the Effective Date, the Bank shall pay to Officer a lump sum payment in cash of $2,129,439 (the “Initial Payment”).  The Initial Payment shall not be considered compensation for purposes of determining payments or benefits due under any other employee benefit plan, program or agreement.

5.3                     Retention Award.  On or as soon as reasonably practicable following the Effective Date, Officer shall be granted an award of restricted Umpqua common stock with a grant date value of $1,419,626 (with the number of shares to be determined by dividing such amount by the closing price of Umpqua common stock on the grant date), which award shall be granted under either the Umpqua Holdings Corporation 2013 Incentive Plan or, at Umpqua’s election, the “inducement grant” exception of the Nasdaq listing standards (provided that the grant shall otherwise be governed by terms substantially identical to the terms of the Umpqua Holdings Corporation 2013 Incentive Plan and such shares shall be registered on the date of grant on an effective Form S-8 Registration Statement) (the “Retention Award”). The Retention Award shall vest in full on the second anniversary of the Effective Date (the “Retention Date”), subject to Officer’s continued employment through the Retention Date, provided that in the event of Officer’s termination of employment due to death or “Disability” (as defined in Section 7.3), “Termination Without Cause” (as defined in Section 6.2) or “Termination For Good Reason” (as defined in Section 6.3), the Retention Award will vest in full, subject to the execution and effectiveness of a release of claims (substantially in the form attached hereto as Exhibit A) within 55 days following the date of termination and clawback of the Retention Award (to the extent paid) in the event of non-compliance (other than non-compliance that is insubstantial and not willful) with the restrictive covenants set forth in Section 11.1 of this Agreement.  In the event of Officer’s termination of employment prior to the Retention Date for any reason other than death, Disability, Termination Without Cause or Termination For Good Reason, the Retention Award shall be forfeited.

5.4                     Stay Bonus.  Subject to Officer’s continued employment through the Retention Date, Officer shall receive a cash payment equal to 80% of Officer’s Base Salary as of the Effective Date (which amount the parties agree is equal to $452,000) (the “Stay Bonus”), which amount shall be paid within 30 days following the Retention Date.  In the event of Officer’s termination of employment for any reason prior to the Retention Date, the Stay Bonus shall be forfeited.

6.                        TERMINATION.  Officer’s employment may be terminated before the expiration of this Agreement as described in this Section 6, in which event Officer’s compensation and benefits shall terminate except as otherwise provided in this Agreement.

6.1                     For Cause.  Upon Umpqua’s termination of Officer’s employment for Cause (as defined in Section 7.1) (“Termination For Cause”).

6.2                     Without Cause.  Upon Umpqua’s termination of Officer’s employment without Cause, with or without notice, at any time in Umpqua’s sole discretion, for any reason (other than for Cause, death, or Disability) or for no reason (“Termination Without Cause”).

6.3                     For Good Reason.  Upon Officer’s termination of the employment for Good Reason (as defined in Section 7.2) (“Termination For Good Reason”).

6.4                     Death or Disability.  Upon Officer’s death or Disability (as defined in Section 7.3).

7.                        DEFINITIONS.

7.1                     Cause.  For the purposes of this Agreement, “Cause” for Officer’s termination will exist upon the occurrence of one or more of the following events:

(a)                   Dishonest or fraudulent conduct by Officer with respect to the performance of Officer’s duties with Umpqua;

(b)                   Conduct by Officer that materially discredits Umpqua or any of its subsidiaries or is materially detrimental to the reputation of Umpqua or any of its subsidiaries, including but not limited to conviction or a plea of nolo contendere of Officer of a felony or crime involving moral turpitude;

(c)                    Officer’s willful misconduct or gross negligence in performance of Officer’s duties under this Agreement, including but not limited to Officer’s refusal to comply in any material respect with the legal directives of the Board or the Supervisor, if such misconduct or negligence has not been remedied or is not being remedied to Umpqua’s reasonable satisfaction within 30 days after written notice, including a detailed description of the misconduct or negligence, has been delivered to Officer;

(d)                   An order or directive from a state or federal banking regulatory agency requesting or requiring removal of Officer or a finding by any such agency that Officer’s performance threatens the safety or soundness of Umpqua or any of its subsidiaries; or

(e)                    A material breach of Officer’s fiduciary duties to Umpqua if such breach has not been remedied or is not being remedied to Umpqua’s reasonable satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered to Officer.

7.2                     Good Reason.  For purposes of this Agreement, “Good Reason” for Officer’s termination of employment will exist upon the occurrence of one or more of the following events, without Officer’s consent, if Officer has informed Umpqua in writing of the circumstances described below in this Section 7.2 that could give rise to termination for Good Reason within 90 days following the initial existence of such circumstances and Umpqua has not removed the circumstances within 30 days of the written notice:

(a)                   A material reduction of Officer’s Base Salary, unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all senior officers of Umpqua;

(b)                   A material diminution in Officer’s authority or responsibility;

(c)                    A material breach by Umpqua of this Agreement;

(d)                   A requirement for Officer to relocate to a facility or location that is not within 30 miles from either the Portland, Oregon metropolitan area or the Spokane, Washington metropolitan area; or

(e)                    A material change in Officer’s reporting relationship which shall be deemed to occur if Officer is required to report to a person other than the Chief Executive Officer of Umpqua as of the Effective Date (during any period Officer is not serving as the Chief Executive Officer of Umpqua) or the Board (during any period Officer is serving as the Chief Executive Officer of Umpqua).

In the event that the condition constituting Good Reason is not timely remedied, Officer must terminate employment, if at all, within 60 days following the end of the cure period in order for such termination to constitute a Termination For Good Reason.

7.3                     Disability.  For purposes of this Agreement, “Disability” shall mean that (i) Officer has been unable to perform Officer’s duties under this Agreement as a result of Officer’s incapacity due to physical or mental illness for at least 90 consecutive calendar days or 150 calendar days during any consecutive 12 month period and (ii) a physician selected by Umpqua and its insurers and acceptable to Officer or Officer’s legal representative (with such agreement on acceptability of the physician not to be unreasonably withheld), determines the incapacity to be (a) total and permanent and (b) prohibiting of Officer’s ability to perform the essential functions of Officer’s position with or without reasonable accommodation.

8.                        PAYMENT UPON TERMINATION.  Upon termination of Officer’s employment for any of the reasons set forth in Section 6, Officer will receive payment for all Base Salary and benefits earned as of the date of Officer’s termination (the “Earned Compensation”), which shall be paid by the end of the business day following termination or sooner if required by applicable law.

9.                        SEVERANCE BENEFITS.  In the event of Officer’s Termination Without Cause or Termination For Good Reason prior to the Retention Date, in addition to receiving the Earned Compensation and the Retention Award, Officer shall receive a severance benefit equal to the greater of (a) nine months Base Salary, based on Officer’s Base Salary just prior to termination (but excluding any decreases in Base Salary after the Effective Date that would give rise to Good Reason under Section 7.2(a)) and (b) two weeks Base Salary, based on Officer’s Base Salary just prior to termination (but excluding any decreases in Base Salary after the Effective Date that would give rise to Good Reason under Section 7.2(a)), for each year of employment with Umpqua (any such benefits, the “Severance Benefits”), subject to the execution and effectiveness of a release of claims (substantially in the form attached hereto as Exhibit A) within 55 days following the date of termination and forfeiture of any unpaid Severance Benefits in the event of non-compliance (other than non-compliance that is insubstantial and not willful) with the restrictive covenants set forth in Sections 11, 12, 13 or 14 of this Agreement.  Subject to any delay as contemplated by Section 10.3, the Severance Benefits shall be paid in equal installments over the number of months of continued Base Salary, starting on the next regular payday following the date the release becomes effective.  Officer shall not be required to mitigate any compensation payable under this Section 9 (whether by seeking new employment or otherwise) and such compensation shall not be reduced by earnings that Officer may receive from any other source.  Notwithstanding the foregoing, in the event that Umpqua’s similarly situated officers as a group are offered more favorable severance terms (excluding severance terms related to a merger of Umpqua, sale of Umpqua or similar change in control event), subject to Officer’s consent, the severance terms provided to Officer shall be amended accordingly.

10.                 LIMITATION ON BENEFITS.

10.1              Adjustment for Section 280G of the Code.  If the benefit payments under this Agreement, either alone or together with other payments to which the Officer is entitled to receive from Umpqua, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments under this Agreement being subject to the excise tax imposed by Section 4999 of the Code.  The determination of any reduction in the benefit payments pursuant to the foregoing provisions, shall be made by mutual agreement of Umpqua and Officer or if no agreement is possible, by Umpqua’s accountants, provided that any determinations hereunder shall take into account the value of any reasonable compensation for services to be rendered by Officer after the Effective Date, including the non-competition provisions applicable to Officer under this Agreement, and Officer and Umpqua shall cooperate in the valuation of any such services, including any non-competition provisions.

10.2              FDIC Limitation on Benefits.  Notwithstanding any other provision in this Agreement, Umpqua shall make no payment of any benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) as the same may be amended from time to time, and if such payment is so prohibited, Umpqua shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

10.3              Section 409A of the Code.

(a)                   General.  It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A of the Code or an exemption thereto.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Officer pursuant to Section 409A of the Code.  In the event the payment of nonqualified deferred compensation subject to Section 409A of the Code is contingent on execution of a release of claims and the designated period to execute the release of claims crosses two taxable years, payment of such nonqualified deferred compensation shall be made in the second taxable year.  In no event may Officer, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)                   Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Officer’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                    Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if Officer is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by Umpqua as in effect on the date of Officer’s separation from service (as determined in accordance with Section 409A of the Code)), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Officer under this Agreement during the six-month period immediately following Officer’s separation from service on account of the Officer’s separation from service shall be accumulated and paid to Officer on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”).  If Officer dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid, in accordance with Section 18.1, either to Officer’s beneficiary or the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Officer’s death.

(d)                   Separation from Service.  Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of Officer’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

11.                 NONCOMPETITION.

11.1              Competition Restriction.  During Officer’s employment with Umpqua and its affiliates and for a period ending on the later of (a) the second anniversary of the Effective Date and (b) the completion of the period, if any, during which Severance Benefits are to be paid under Section 9 (the “Noncompetition Period”), Officer shall not engage in any activity as an officer, director, owner (except for an ownership of less than 3% of any publicly traded security), employee, consultant, or otherwise of a financial services company that is (or, to Officer’s knowledge, proposed to be) in competition with Umpqua and its subsidiaries as of the date of termination of Officer’s employment with an office or doing business within 50 miles of any office or branch of Umpqua or of any of its subsidiaries in existence at the time of termination of Officer’s employment.

11.2              Clawback.  Notwithstanding any other provision of this Agreement, in the event that Officer breaches any of the restrictive covenants contained in Section 11.1 (other than failures to comply that are insubstantial and not willful), Officer shall forfeit, and Umpqua and its affiliates shall be immediately released of their obligation to pay or provide, any unpaid Retention Award or Severance Benefits, and Officer shall be required to immediately return any compensation already paid in respect of the Retention Award.

11.3              Subsequent Employer Notification.  Officer agrees to give Umpqua, at the time of termination of employment, a declaration of the name of Officer’s new employer, if known, or if not known, that subsequent employer is not known.  Officer further agrees to disclose to Umpqua, during the Noncompetition Period, the name of any subsequent employer, wherever located and regardless of whether such employer is a competitor of Umpqua.

11.4              Acknowledgment of Notice.  Officer acknowledges that he was informed in a written employment offer received at least two weeks before the first day of the employment that a noncompetition agreement is required as a condition of employment.

12.                 NONSOLICITATION.  During Officer’s employment with Umpqua and its affiliates and for two years thereafter (the “Nonsolicitation Period”), Officer shall not solicit any customer of Umpqua or of any of its subsidiaries for services or products provided (or, to Officer’s knowledge, proposed to be provided) by Umpqua or any of its subsidiaries as of the date of termination of Officer’s employment. For purposes of this Section 12, “customers” are defined as (a) all customers serviced by Umpqua or any of Umpqua’s subsidiaries at any time within 12 months before termination of Officer’s employment, (b) all customers and potential customers whom Umpqua or any of Umpqua’s subsidiaries, with the knowledge or participation of Officer, actively solicited at any time within 12 months before termination of Officer’s employment, and (c) all successors, owners, directors, partners and management personnel of the customers just described in (a) and (b).

13.                 NON-RAIDING OF EMPLOYEES.  Officer recognizes that Umpqua’s workforce is a vital part of its business; therefore, Officer agrees that for the Nonsolicitation Period, Officer will not to directly or indirectly solicit any employee to leave his or her employment with Umpqua or any of Umpqua’s subsidiaries.  This includes that Officer will not (a) disclose to any third party the names, backgrounds or qualifications of any Umpqua or any of Umpqua subsidiary’s employees or otherwise identify them as potential candidates for employment, or (b) personally or through any other person approach, recruit, interview or otherwise solicit employees of Umpqua or any of Umpqua’s subsidiaries to work for any other employer.  For purposes of this Section 13, employees include all employees working for Umpqua or any of Umpqua’s subsidiaries at the time of termination of Officer’s employment.

14.                 CONFIDENTIAL INFORMATION.  The parties acknowledge that in the course of Officer’s duties, Officer will have access to and become familiar with certain proprietary and confidential information of Umpqua and its subsidiaries not known by its actual or potential competitors.  Officer acknowledges that such information constitutes valuable, special, and unique assets of Umpqua’s business, even though such information may not be of a technical nature and may not be protected under trade secret or related laws.  Officer agrees to hold in a fiduciary capacity and not use for Officer’s benefit, nor reveal, communicate, or divulge during the period of Officer’s employment with Umpqua or at any time thereafter, and in any manner whatsoever, any such data and confidential information of any kind, nature, or description concerning any matters affecting or relating to Umpqua’s business, its customers, or its services, including information developed by Officer, alone or with others, or entrusted to Umpqua by its customers or others, to any person, firm, entity, or company other than Umpqua or persons, firms, entities, or companies designated by Umpqua.  Officer agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to Umpqua’s operations or business, or matters related to any of Umpqua’s customers, some of which may be prepared by Officer, and all objects associated therewith in any way obtained by Officer, shall be Umpqua’s property (“Umpqua Property”).  Upon termination or at Umpqua’s request, Officer shall promptly return all the Umpqua Property to Umpqua.

15.                 REASONABLENESS OF NONCOMPETITION PERIOD AND NONSOLICITATION PERIOD; EQUITABLE RELIEF.  Officer acknowledges and agrees that the restrictive covenants in Sections 11, 12, 13 and 14 are fair and reasonable and are the result of negotiation between Umpqua and Officer (and Officer’s counsel, if Officer has sought the benefit of counsel).  Officer further acknowledges and agrees that the covenants and obligations in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of the covenants and obligations will cause irreparable injury to Umpqua, for which adequate remedies are not available at law.  Therefore, Officer agrees that Umpqua shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Officer from committing any violation of the covenants and obligations set forth in Sections 11, 12, 13 and 14 of this Agreement.  These injunctive remedies are cumulative and are in addition to any other rights and remedies Umpqua may have at law or in equity.  If Umpqua institutes an action to enforce the provisions hereof, Officer hereby waives the claim or defense that an adequate remedy at law is available, and Officer agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

16.                 DISPUTE RESOLUTION.

16.1              Arbitration.  The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon.  The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution.  The dispute will be determined by a single arbitrator and governed by then-existing rules of arbitration procedure in Multnomah County Circuit Court except as set forth herein. Instead of filing of a civil complaint in Multnomah County Circuit Court, a party will commence the arbitration process by noticing the other party.  The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Multnomah County Circuit Court.  If the parties are unable to agree on an arbitrator within ten days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 16.2).  The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures.  The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys’ fees, costs and expenses in accordance with Section 16.2.  There shall be no right of review in court.  The arbitrator’s award may be reduced to final judgment or decree in Multnomah County Circuit Court.

16.2              Expenses/Attorneys’ Fees.  The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees.  If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

16.3              Injunctive Relief.  Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding, provided, however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

17.                 NOTICES.  All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is properly addressed.  Unless otherwise changed in writing, notice shall be properly addressed to Officer if addressed to the address of Officer on Umpqua’s books and records at the time of mailing of such notice, and properly addressed to Umpqua if addressed to Umpqua Holdings Corporation, One SW Columbia, Suite 1200, Portland, Oregon 97258, Attention:  Chief Executive Officer.

18.                 BENEFICIARIES.

18.1              Beneficiary Designations.  In the event that any compensation or benefits payable hereunder become due to Officer upon or following Officer’s death, such compensation or benefits may be paid either to a designated beneficiary of Officer or to Officer’s estate.  If Officer chooses to designate a beneficiary, such beneficiary shall be designated by filing a written designation with Umpqua.  Officer may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by Officer and received by Umpqua during Officer’s lifetime.  Officer’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases Officer or if Officer names a spouse as beneficiary and the marriage is subsequently dissolved.  If Officer dies without a valid beneficiary designation, all payments shall be made to Officer’s estate.

18.2              Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, Umpqua may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  Umpqua may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge Umpqua from all liability with respect to such benefit.

19.                 GENERAL PROVISIONS.

19.1              Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

19.2              Saving Provision.  If any part of this Agreement is held to be unenforceable, it shall not affect any other part.  If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

19.3              Survival Provision.  If any benefits provided in Sections 5.1, 5.3, 5.4, 8 or 9 are still owed at the time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full.  In addition, Sections 11 through 19 of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Officer may have against Umpqua and its affiliates.

19.4              Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

19.5              Entire Agreement.  This Agreement constitutes the sole agreement of the parties regarding Officer’s compensation and benefits in connection with his employment with Umpqua, Sterling and any of their respective affiliates and together with Umpqua’s employee handbook governs the terms of Officer’s employment.  Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.  Notwithstanding the foregoing, this Agreement shall have no effect on Officer’s rights with respect to any awards granted under the Sterling 1998 Long-Term Incentive Plan, the Sterling 2001 Long-Term Incentive Plan, the Sterling 2003 Long-Term Incentive Plan, the Sterling 2007 Long-Term Incentive Plan, the Sterling 2010 Long-Term Incentive Plan, the Sterling Savings Deferred Compensation Plan or any nonqualified deferred compensation plan or other employee benefit plan of general applicability (for the avoidance of doubt, excluding the Sterling Change in Control Plan and any annual or short-term incentive plan for the period of the year in which the Effective Date occurs that precedes the Effective Date) in which Officer has accrued benefits, which shall continue to be governed in accordance with their terms and the Merger Agreement.

19.6              Previous Agreements.  This Agreement supersedes all prior oral and written agreements between the Officer and Umpqua, Sterling or any of their respective affiliates or representatives of Umpqua regarding the subject matters set forth herein, including, without limitation, any benefits for which Officer was eligible under the Sterling Change in Control Plan and Officer’s participation agreement thereunder.  Notwithstanding the foregoing, this Agreement shall have no effect on Officer’s rights with respect to any awards granted under the Sterling 1998 Long-Term Incentive Plan, the Sterling 2001 Long-Term Incentive Plan, the Sterling 2003 Long-Term Incentive Plan, the Sterling 2007 Long-Term Incentive Plan, the Sterling 2010 Long-Term Incentive Plan, the Sterling Savings Deferred Compensation Plan or any nonqualified deferred compensation plan or other employee benefit plan of general applicability (for the avoidance of doubt, excluding the Sterling Change in Control Plan and any annual or short-term incentive plan for the period of the year in which the Effective Date occurs that precedes the Effective Date) in which Officer has accrued benefits, which shall continue to be governed in accordance with their terms and the Merger Agreement.

19.7              Waiver/Amendment.  No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced.

The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.  This Agreement may only be amended by a writing signed by the parties.

19.8              Assignment.  Officer shall not assign or transfer any of Officer’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement.  The rights and obligations of Umpqua under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Umpqua, regardless of the manner in which the successors or assigns succeed to the interests or assets of Umpqua.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of Umpqua, by any merger, consolidation or acquisition where Umpqua is not the surviving corporation, by any transfer of all or substantially all of Umpqua’s assets, or by any other change in Umpqua’s structure or the manner in which Umpqua’s business or assets are held.  Officer’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events.  In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

20.                 ADVICE OF COUNSEL.  Officer acknowledges that, in executing this Agreement, Officer has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

UMPQUA HOLDINGS CORPORATION

By:	/s/ Raymond P. Davis
Raymond P. Davis, Chief Executive Officer

OFFICER

/s/ J. Gregory Seibly
J. Gregory Seibly

[Signature Page to Employment Agreement (Seibly)]

Exhibit A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This is a confidential agreement (this “Separation Agreement”) between you, J. Gregory Seibly, and us, Umpqua Holdings Corporation, except to the extent Umpqua is required to disclose the terms of this agreement under applicable law. This Separation Agreement is dated for reference purposes                           , 20      , which is the date we delivered this Separation Agreement to you for your consideration.  For purposes of this Separation Agreement Umpqua Holdings Corporation together with each of its subsidiaries or affiliates is referred to as “Umpqua.”

1.                                      Termination of Employment.  Your employment terminates [or was terminated] on                               , 20       (the “Separation Date”).

2.                                      Payments.  In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you the benefits specified in Sections 5.3 and 9, as appropriate, of the Agreement between you and Umpqua dated                                      (the “Employment Agreement”) on the dates provided therein (or on such other date or dates as may be mutually agreed upon by you and Umpqua or our successor).  Such provisions of the Employment Agreement are incorporated herein by reference.  You acknowledge that we are not obligated to make these payments to you unless you comply (excluding noncompliance that is insubstantial and not willful) with the provisions in Sections 11 through 14 of the Employment Agreement, which is incorporated herein by reference and otherwise comply (excluding noncompliance that is insubstantial and not willful) with the material terms of this Separation Agreement.

3.                                      COBRA Continuation Coverage.  Your normal employee participation in Umpqua’s group health coverage will terminate on the Separation Date.  Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA). Continuation of group health coverage after the Separation Date is entirely at your expense, as provided under COBRA.

4.                                      Termination of Benefits.  Except as provided in Sections 2 and 3 above, your participation in all employee benefit plans and programs ended on the Separation Date.  Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5.                                      Full Payment.  You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us except, if applicable, the benefits described in Sections 2 and 3 and the second sentence of Section 4 above.

6.                                      No Further Incentive Compensation.  [Any and all agreements to pay you bonuses or other incentive compensation are terminated.  You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation.]  [NOTE:  ANY EXCEPTIONS TO BE LISTED AT THE TIME OF TERMINATION.]  We owe no

further compensation or benefits of any kind, except as described in Sections 2 and 3 and the second sentence of Section 4 above.

7.                                      Release of Claims.

(a)                                 You hereby release (i) Umpqua and its subsidiaries, affiliates, and benefit plans, (ii) each of Umpqua’s past and present shareholders, officers, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

(b)                                 The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c)                                  You specifically waive any rights or claims that you may have under the Oregon Civil Rights and Unlawful Employment Practices Statutes (ORS Chapter 659), the Oregon Wage and Hour Laws (ORS Chapter 652), the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

(d)                                 You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise.  You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement.  You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement.  Should you apply for future employment with Umpqua, Umpqua has no obligation to consider you for future employment.

(e)                                  You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(f)                                   [This Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits.]  [NOTE:  ANY EXCEPTIONS TO BE LISTED AT THE TIME OF TERMINATION.]  This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(g)                                  You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released.  You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement.  You assume this risk and all other risks of any mistake in entering into this Separation Agreement.  You agree that this release is fairly and knowingly made.

(h)                                 You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you or specifically referenced in this Separation Agreement.

8.                                      No Admission of Liability.  Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of liability or wrongdoing by Umpqua.

9.                                      Umpqua Materials.  You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, including but not limited to the Umpqua Property, as defined in Section 14 of the Employment Agreement, which definition is incorporated herein by reference.

10.                               Nondisclosure Agreement.  You will comply with the covenant regarding confidential information in Section 14 of the Employment Agreement, which covenant is incorporated herein by reference.

11.                               No Disparagement.  You may not disparage Umpqua or Umpqua’s business or products, and may not encourage any third parties to sue Umpqua.

12.                               Cooperation Regarding Other Claims.  If any claim is asserted by or against Umpqua as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.  Umpqua will reimburse you for any reasonable out of pocket costs incurred by you in connection with any such cooperation in accordance with Umpqua’s policy for active employees.

13.                               Noncompetition; Nonsolicitation; No interference.  During the Noncompetition Period, as defined in Section 11.1 of the Employment Agreement, you will comply with Section 11.1 of the Employment Agreement, during the Nonsolicitation Period, as defined in Section 12 of the Employment Agreement, you will comply with Sections 12 and 13 of the Employment Agreement and from and after the date hereof, you will comply with Section 14 of the Employment Agreement, in each case, as if incorporated herein by reference, and Umpqua will have the right to enforce those provisions under the terms of Section 16 of the Employment Agreement, which is incorporated herein by reference.

14.                               Independent Legal Counsel.  You are advised and encouraged to consult with an attorney before signing this Separation Agreement.  You acknowledge that you have had an adequate opportunity to do so.

15.                               Consideration Period.  You have 21 days from the date this Separation Agreement is given to you to consider this Separation Agreement before signing it.  You may use as much or as little of this 21-day period as you wish before signing.  If you do not sign and return this Separation Agreement within this 21-day period, you will not be eligible to receive the benefits described in this Separation Agreement.

16.                               Revocation Period and Effective Date.  You have 7 calendar days after signing this Separation Agreement to revoke it.  To revoke this Separation Agreement after signing it, you must deliver a written notice of revocation to Umpqua’s Chief Executive Officer before the 7-day period expires.  This Separation Agreement shall not become effective until the 8th calendar day after you sign it.  If you revoke this Separation Agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this Separation Agreement.

17.                               Governing Law.  This Separation Agreement is governed by the laws of the State of Oregon that apply to contracts executed and to be performed entirely within the State of Oregon.

18.                               Dispute Resolution.

(a)                                 Except where such matters are deemed governed by ERISA or are the subject to Section 7 above, the parties agree to submit any dispute arising under this Separation Agreement to final, binding, private arbitration in Portland, Oregon.  The disputes subject to arbitration include not only disputes involving the meaning or performance of the Separation Agreement, but disputes about its negotiation, drafting, or execution.  The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Multnomah County Circuit Court except as set forth herein.  Instead of filing of a civil complaint in Multnomah County Circuit Court, a party will commence the arbitration process by noticing the other party.  The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Multnomah County Circuit Court.  If the parties are unable to agree on an arbitrator within 10 days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under subsection (b) of this Section).  The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures.  The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys’ fees, costs and expenses in accordance with subsection (b) of this Section.  There shall be no right of review in court.  The arbitrator’s award may be reduced to final judgment or decree in Multnomah County Circuit Court.

(b)                                 The prevailing party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’

fees.  If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

(c)                                  Notwithstanding any other provision of this Separation Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding, provided, however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process.  The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

19.                               Saving Provision.  If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part.  If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

20.                               Final and Complete Agreement.  Except for the Employment Agreement to the extent it is expressly incorporated herein by reference, this Separation Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices.  You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

Umpqua Holdings Corporation

By:

Title:

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement and confirm that I have read and understood each part of it.

Date